February 8, 2023

Sonoco Reports Fourth Quarter and Full Year 2022 Results
Company Achieves Record Annual Revenue, Operating Profit and Earnings per Share

Hartsville, S.C., U.S. - Sonoco Products Company ("Sonoco" or the "Company") (NYSE: SON), one of the largest sustainable global packaging companies, today reported financial results for its fourth quarter and full year, which ended December 31, 2022.
Fourth Quarter and 2022 Highlights
•Delivered progress on strategic priorities including portfolio simplification and structural transformation
•Achieved record fourth quarter and annual financial results. In the fourth quarter, revenue grew 16%. GAAP EPS grew by 48% and Base EPS grew by 28% year-over-year
•Successfully integrated the Metal Packaging acquisition to expand rigid packaging in North America
•Completed Skjern Paper acquisition in Denmark in the fourth quarter to expand sustainable paper packaging products in Europe
•Reaffirmed commitments to ESG initiatives as noted in our annual corporate responsibility report

Fourth Quarter 2022 Consolidated Financial Results
(Dollars in millions except per share data)

	Three Months Ended			Twelve Months Ended
GAAP Results	December 31, 2022	December 31, 2021	Change	December 31, 2022	December 31, 2021	Change

Net sales	$1,676	$1,439	16%	$7,251	$5,590	30%
Operating profit	$127	$105	21%	$675	$487	39%
Net income/(loss) attributable to Sonoco	$97	$65	49%	$466	$(85)	N/M
EPS (diluted)	$0.98	$0.66	48%	$4.72	$(0.86)	N/M

	Three Months Ended			Twelve Months Ended
Non-GAAP Results (1)	December 31, 2022	December 31, 2021	Change	December 31, 2022	December 31, 2021	Change

Base operating profit	$184	$137	34%	$920	$565	63%
Base net income attributable to Sonoco ("base earnings")	$125	$98	28%	$639	$393	63%
Base EPS (diluted)	$1.27	$0.99	28%	$6.48	$3.93	65%

(1) See the Company's definitions of non-GAAP financial measures, explanations as to why they are used, and reconciliations to the most directly comparable GAAP financial measures later in this release. Prior period results have been revised to conform to the current year presentation.

•Net sales increased 30% year over year to $7.3 billion driven by strategic pricing performance and strong results from the Sonoco Metal Packaging ("Metal Packaging") acquisition. These increases were partially offset by lower volumes in industrial paper products and the impact of foreign currency exchange.
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•GAAP operating profit and base operating profit increased year-over-year from strategic pricing performance and acquisitions.
•The effective tax rates on GAAP and base earnings in the fourth quarter of 2022 were 1.9% and 21.3%, respectively, compared with 27.8% and 23.8%, respectively, in the prior year's fourth quarter. The decrease in the GAAP effective tax rate for the fourth quarter 2022 was primarily due to the release of valuation allowance on foreign tax credits due to an increase in projected foreign source income in future years. The lower base tax rate for the fourth quarter 2022 was driven primarily by a change in the mix of income and loss in various jurisdictions, as well as various discrete adjustments.
•The effective tax rates on GAAP and base earnings for the full year 2022 were 20.7% and 23.9%, respectively, compared with 41.9% and 23.7%, respectively, in the prior year. The decrease in the GAAP effective tax rate for 2022 was due primarily to the prior year regular tax benefit recognized on the Company's reported pretax loss together with a prior year discrete tax benefit from the realization of additional foreign tax credits.
•GAAP net income and base net income increased year-over-year from strong operating performance, partially offset by higher interest expense related to the financing of the Metal Packaging acquisition and absence of the pension charge in 2022.
•Diluted GAAP EPS and Base EPS for the fourth quarter increased 48% and 28%, respectively, from the same period last year. GAAP EPS for the 2021 full year included the impact of after-tax pension settlement charges of approximately $410 million, mostly related to the Company's settlement of its U.S. Inactive Pension Plan.

"2022 was a year of record performance and meaningful change at Sonoco. We are executing our focused portfolio strategy and are investing in our businesses to drive growth and profitability," said Sonoco's President and CEO, Howard Coker. " Our talented teams executed well in dedication to our customers despite a challenging macro environment. We made further progress on our portfolio simplification strategy and invested in organic growth and accretive acquisitions in our larger, core businesses. This progress coupled with effective commercial excellence enabled a positive step change improvement in profitability for the company."

"We carry sustained momentum from our strategy and operating model into 2023 which we believe positions us well to navigate near term volatility. Our continued focus on portfolio optimization, improving price/cost through strategic pricing, and productivity positions us to expand profits and increase free cash flow, to increase long-term returns for our shareholders."

Fourth Quarter 2022 Segment Results
(Dollars in millions except per share data)

Sonoco reports its financial results in two reportable segments: Consumer Packaging ("Consumer") and Industrial Paper Packaging ("Industrial"), with all remaining businesses reported as All Other.

As previously disclosed, starting in 2022, the Company excludes amortization expense on acquisition intangibles in determining segment and All Other operating results. Prior period results have been revised to conform to the current-year presentation.

	Three Months Ended			Twelve Months Ended
Consumer Packaging	December 31, 2022	December 31, 2021	Change	December 31, 2022	December 31, 2021	Change

Net sales	$879	$589	49%	$3,768	$2,368	59%
Segment operating profit	$85	$62	37%	$526	$275	91%
Segment operating profit margin	10%	11%		14%	12%

•Q4-22: Consumer segment net sales increased 49% and segment operating profit increased 37% year-over-year primarily from the Metal Packaging acquisition and strategic pricing. As expected, sequential sales declined compared to the third quarter of 2022 driven by seasonality and softness in plastic food packaging, which was impacted by lower harvest volumes resulting from inclement weather such as flooding and freezes.
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•2022: Consumer segment net sales increased 59% and segment operating profit increased 91% year over year primarily from the January 26, 2022 acquisition of Metal Packaging, and strong strategic pricing performance. Volume/mix growth in the segment was positive for the full year driven by food packaging.

	Three Months Ended			Twelve Months Ended
Industrial Paper Packaging	December 31, 2022	December 31, 2021	Change	December 31, 2022	December 31, 2021	Change

Net sales	$597	$655	(9)%	$2,685	$2,464	9%
Segment operating profit	$79	$59	34%	$328	$227	45%
Segment operating profit margin	13%	9%		12%	9%

•Q4-22: Industrial segment net sales decreased 9% year over year from lower demand in all regions, especially in Europe and Asia. Industrial segment operating profit improved 34% from strategic pricing performance.
•2022: Industrial segment net sales increased 9% and segment operating profit increased 45% from strong strategic pricing performance, partially offset by the impact of foreign currency exchange and lower volume/mix globally in both paper and converted products. This lower volume includes a $54 million impact as compared to 2021 from the exit of the corrugated medium market and from the conversion of the #10 paper machine in our Hartsville, SC paper mill complex.

	Three Months Ended			Twelve Months Ended
All Other	December 31, 2022	December 31, 2021	Change	December 31, 2022	December 31, 2021	Change

Net sales	$200	$195	3%	$798	$758	5%
All Other operating profit	$20	$16	25%	$66	$63	5%
All Other operating profit margin	10%	8%		8%	8%

•Q4-22: Net sales from All Other businesses increased 3% and operating profit improved by 25% from the prior year's fourth quarter due primarily to positive strategic pricing performance.

•2022: Net sales and operating profit from All Other businesses both increased 5% from the prior year primarily due to strong strategic pricing performance on flat volume/mix.

Segment and All Other operating results do not include restructuring and asset impairment charges, acquisition/divestiture-related charges, LIFO adjustments, or certain other items, if any, the exclusion of which the Company believes improves comparability and analysis. See the reconciliation of segment operating profit to GAAP operating profit later in this release. Prior period results have been revised to conform to the current year presentation.

Balance Sheet and Cash Flow Highlights

•Cash and cash equivalents was $227 million at December 31, 2022, compared to $171 million at December 31, 2021.
•Total debt (long-term, notes payable and current portion of long-term debt) increased $1,612 million from December 31, 2021, primarily as a result of financing transactions used to fund the Metal Packaging acquisition in January 2022.
•At December 31, 2022, the Company had available liquidity of $977 million, consisting of $227 million of cash and $750 million of undrawn capacity under the revolving credit facility.
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•Cash flow from operating activities for the full year of 2022 was $509 million, compared to $299 million in 2021, an increase of $210 million.
•Net capital expenditures for the full year of 2022 were $319 million, compared to $243 million in 2021.
•Free cash flow for the full year of 2022 was $190 million. See the Company's definition of free cash flow, explanation as to why it is used, and reconciliation to net cash provided by operating activities later in this release.
•The Company has continued to provide value to shareholders through cash dividends. Total dividends paid increased to $187 million in 2022 compared to $179 million in 2021.

Guidance(1)
First Quarter 2023
•Base EPS(2) for Q1 2023: $1.15 to $1.25

•Q1-23: First quarter guidance assumes improving sequential volumes in the Consumer segment and no sequential volume improvement in the Industrial segment.

Full Year 2023
•Base EPS(2): $5.70 to $5.90
•Cash flow from operating activities: $925 million to $975 million
•Free cash flow(3): $550 million to $650 million

•2023: Annual guidance assumes full year improvements in Consumer segment volumes and limited recovery in volumes in the Industrial segment.
(1) Although the Company believes the assumptions reflected in the range of guidance are reasonable, given the uncertainty regarding the future performance of the overall economy, continued effects of the pandemic on global supply chains, and potential changes in raw material prices, other costs, and the Company's effective tax rate, as well as other risks and uncertainties, including those described below, actual results could vary substantially. Further information can be found in the Forward-looking Statements in this release.

(2) First quarter and full-year 2023 GAAP EPS guidance are not provided in this release due to the likely occurrence of one or more of the following, the timing and magnitude of which we are unable to reliably forecast without unreasonable efforts: restructuring costs and restructuring-related impairment charges, acquisition/divestiture-related costs, gains or losses on the sale of businesses or other assets, and the income tax effects of these items and/or other income tax-related events. These items could have a significant impact on the Company's future GAAP financial results. Accordingly, quantitative reconciliations of base EPS guidance have been omitted in reliance on the exception provided by Item 10 of Regulation S-K.

(3) See reconciliation of cash flow from operating activities to projected free cash flow later in this release.
Conference Call Webcast
Management will host a conference call and webcast to further discuss these results beginning at 8:30 a.m. ET Thursday, February 9, 2023. The live conference call and a corresponding presentation can be accessed via the Company's Investor Relations website at https://investor.sonoco.com. To listen via telephone, please register in advance at https://register.vevent.com/register/BI45d77e89866745ef94f4685857bc0b11. Upon registration, all telephone participants will receive the dial-in number along with a unique PIN number that can be used to access the call. A replay of the conference call and webcast will be archived on the Company's Investor Relations website for at least 30 days.

Contact Information:
Lisa Weeks
Vice President of Investor Relations & Communications
lisa.weeks@sonoco.com
843-383-7524
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Sonoco Reports Fourth Quarter 2022 Results - Page 5
About Sonoco
Founded in 1899, Sonoco (NYSE:SON) is a global provider of packaging products. With net sales of approximately $7.3 billion in 2022, the Company has approximately 22,000 employees working in more than 300 operations around the world, serving some of the world's best-known brands. With our corporate purpose of Better Packaging. Better Life., Sonoco is committed to creating sustainable products, and a better world, for our customers, employees and communities. The Company ranked first in the Packaging sector on Fortune's World's Most Admired Companies for 2022 as well as being included in Barron's 100 Most Sustainable Companies for the fourth consecutive year. For more information on the Company, visit our website at www.sonoco.com.
Forward-looking Statements
Statements included herein that are not historical in nature, are intended to be, and are hereby identified as "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. In addition, the Company and its representatives may from time to time make other oral or written statements that are also "forward-looking statements." Words such as "anticipate," "assume," "believe," "committed," "consider," "could," "estimate," "expect," "forecast," "future," "goal," "guidance," "intend," "may," "might," "objective," "opportunity," "outlook," "plan," "potential," "project," "should," "strategy," "target," "will," "would," or the negative thereof, and similar expressions identify forward-looking statements.
Forward-looking statements in this communication include statements regarding, but not limited to: the Company's future operating and financial performance, including full-year 2023 and first quarter 2023 outlook; the Company's ability to navigate volatility, expand profits, increase free cash flow, and efficiently deploy capital; the Company's portfolio strategy and its ability to drive growth and profitability; the Company's ability to create long-term value and returns for shareholders and to return cash to shareholders; expected accretion and other benefits from acquisitions and the strategic advantages and synergies, technology and process opportunities related thereto; momentum from and the effects of the Company's strategy and operating model, including portfolio management, sustainability-led and productivity management activities and efforts to simplify the Company’s structure; efforts to improve price/cost through strategic pricing; the effects of the macroeconomic environment, inflation and COVID-19 coronavirus on the Company; and outcomes of certain tax issues and tax rates.
Such forward-looking statements are based on current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by management. Such information includes, without limitation, discussions as to guidance and other estimates, perceived opportunities, expectations, beliefs, plans, strategies, goals and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.
Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks, uncertainties and assumptions include, without limitation, those related to: the Company's ability to achieve the benefits it expects from acquisitions; the Company's ability to execute on its strategy, including with respect to acquisitions, cost management, restructuring and capital expenditures, and achieve the benefits it expects therefrom; the operation of new manufacturing capabilities; assumptions regarding and the Company's ability to achieve anticipated cost and energy savings; the availability and pricing of raw materials, energy and transportation, including the impact of potential changes in tariffs and escalating trade wars, and the Company's ability to pass raw material, energy and transportation price increases and surcharges through to customers or otherwise manage these pricing risks; the effects of the COVID-19 pandemic on the Company's results of operations, financial condition, value of assets, liquidity, prospects and growth, and on the industries in which it operates and that it serves; the costs of labor; the effects of inflation, fluctuations in consumer demand and other macroeconomic factors on the Company and the industries in which it operates and that it serves; the Company's ability to meet its goals relating to sustainability and reduction of greenhouse gas emissions; the Company's ability to return cash to shareholders and create long-term value; and the other risks, uncertainties and assumptions discussed in the Company's filings with the Securities and Exchange Commission, including its most recent reports on Forms 10-K and 10-Q, particularly under the heading "Risk Factors." The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein might not occur.

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Sonoco Reports Fourth Quarter 2022 Results - Page 6
References to our Website Address
References to our website address and domain names throughout this release are for informational purposes only, or to fulfill specific disclosure requirements of the Securities and Exchange Commission's rules or the New York Stock Exchange Listing Standards. These references are not intended to, and do not, incorporate the contents of our website by reference into this release.
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Sonoco Reports Fourth Quarter 2022 Results - Page 7

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars and shares in thousands except per share)

	Three Months Ended		Year Ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021

Net sales	$1,676,022	$1,439,187	$7,250,552	$5,590,438
Cost of sales	1,362,085	1,175,563	5,810,903	4,528,528
Gross profit	313,937	263,624	1,439,649	1,061,910
Selling, general and administrative expenses	173,466	153,563	707,343	558,180
Restructuring/Asset impairment charges	13,553	5,321	56,910	14,210
Gain/(Loss) on divestiture of business	—	—	—	(2,667)
Operating profit	126,918	104,741	675,396	486,853
Non-operating pension cost	2,822	5,598	7,073	568,416
Net interest expense	29,250	12,491	97,041	59,235
Loss from the early extinguishment of debt	—	—	—	20,184
Income/(Loss) before income taxes	94,846	86,652	571,282	(160,982)
Provision for/(Benefit from) income taxes	1,797	24,112	118,509	(67,430)
Income/(Loss) before equity in earnings of affiliates	93,049	62,540	452,773	(93,552)
Equity in earnings of affiliates, net of tax	4,056	5,140	14,207	10,841
Net income/(loss)	97,105	67,680	466,980	(82,711)
Net (income)/loss attributable to noncontrolling interests	99	(2,522)	(543)	(2,766)
Net income/(loss) attributable to Sonoco	$97,204	$65,158	$466,437	$(85,477)

Weighted average common shares outstanding – diluted	98,922	98,743	98,732	99,608

Diluted earnings/(loss) per common share	$0.98	$0.66	$4.72	$(0.86)
Dividends per common share	$0.49	$0.45	$1.92	$1.80

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Sonoco Reports Fourth Quarter 2022 Results - Page 8

FINANCIAL SEGMENT INFORMATION (Unaudited)
(Dollars in thousands)

	Three Months Ended		Year Ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Net sales
Consumer Packaging	$879,326	$588,822	$3,767,956	$2,368,347
Industrial Paper Packaging	596,582	655,152	2,684,563	2,464,312
All Other	200,114	195,213	798,033	757,779
Consolidated	$1,676,022	$1,439,187	$7,250,552	$5,590,438

Operating profit:
Consumer Packaging	$85,139	$61,929	$526,028	$274,926
Industrial Paper Packaging	79,139	59,230	327,859	226,798
All Other	19,551	15,801	65,978	63,060
Segment operating profit	183,829	136,960	919,865	564,784
Restructuring/Asset impairment charges	(13,553)	(5,321)	(56,910)	(14,210)
Amortization of acquisition intangibles	(20,065)	(12,302)	(80,427)	(49,419)
Other non-base (charges)/income, net	(23,293)	(14,596)	(107,132)	(14,302)
Operating profit	$126,918	$104,741	$675,396	$486,853

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
(Dollars in thousands)

	Year Ended
	December 31, 2022	December 31, 2021

Net income/(loss)	$466,980	$(82,711)
Asset impairment charges/(gains), losses on disposition of assets and net loss on divestiture of business	15,465	(1,400)
Depreciation, depletion and amortization	308,824	245,184
Pension and postretirement plan (contributions), net of non-cash expense	(26,712)	431,961
Changes in working capital	(304,646)	(107,444)
Changes in tax accounts	(4,371)	(201,040)
Other operating activity	53,509	14,122
Net cash provided by operating activities	$509,049	$298,672

Purchase of property, plant and equipment, net	(319,148)	(242,853)
Proceeds from divestiture of business	—	91,569
Cost of acquisitions, net of cash acquired	(1,427,020)	(22,209)
Net debt borrowings/(repayments)	1,518,844	(107,077)
Excess cash costs of early extinguishment of debt	—	(20,111)
Cash dividends paid	(187,093)	(178,622)
Payments made to repurchase shares	(4,547)	(218,085)
Other, including effects of exchange rates on cash	(33,625)	4,846

Net increase/(decrease) in cash and cash equivalents	$56,460	$(393,870)
Cash and cash equivalents at beginning of period	170,978	564,848
Cash and cash equivalents at end of period	$227,438	$170,978

Sonoco Reports Fourth Quarter 2022 Results - Page 9
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CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)
	December 31, 2022*	December 31, 2021
Assets
Current Assets:
Cash and cash equivalents	$227,438	$170,978
Trade accounts receivable, net of allowances	862,712	755,609
Other receivables	99,492	95,943
Inventories	1,102,185	562,113
Prepaid expenses	106,392	74,034
	$2,398,219	$1,658,677
Property, plant and equipment, net	1,710,399	1,297,500
Right of use asset-operating leases	296,781	268,390
Goodwill	1,675,311	1,324,501
Other intangible assets, net	741,598	278,143
Other assets	267,598	246,024
	$7,089,906	$5,073,235
Liabilities and Shareholders' Equity
Current Liabilities:
Payable to suppliers and other payables	$1,255,256	$1,102,662
Notes payable and current portion of long-term debt	502,440	411,557
Income taxes payable	16,905	11,544
	$1,774,601	$1,525,763
Long-term debt, net of current portion	2,719,783	1,199,106
Noncurrent operating lease liabilities	250,994	234,167
Pension and other postretirement benefits	120,084	158,265
Deferred income taxes and other	151,647	106,393
Total equity	2,072,797	1,849,541
	$7,089,906	$5,073,235

*Includes preliminary purchase price accounting estimates related to the Metal Packaging acquisition that are subject to change
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Sonoco Reports Fourth Quarter 2022 Results - Page 10

Definition and Reconciliation of Non-GAAP Financial Measures
The Company's results determined in accordance with U.S. generally accepted accounting principles ("GAAP") are referred to as "as reported" or "GAAP" results. The Company uses certain financial performance measures, both internally and externally, that are not in conformity with GAAP ("non-GAAP financial measures," referred to as "Base") to assess and communicate the financial performance of the Company. These non-GAAP financial measures reflect adjustments to the Company's GAAP operating results to exclude amounts including the associated tax effects relating to:
•restructuring initiatives(1);
•asset impairment charges;
•acquisition/divestiture-related costs;
•gains or losses from the divestiture of businesses;
•losses from the early extinguishment of debt;
•non-operating pension costs (2);
•amortization expense on acquisition intangibles;
•changes in last-in, first-out ("LIFO") inventory reserves;
•certain income tax events and adjustments; and
•other items, if any.
(1) Restructuring and restructuring-related asset impairment charges are a recurring item as Sonoco's restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur.
(2) Non-Operating pension expense is a recurring item. However, this expense is subject to significant fluctuations from period to period due to changes in actuarial assumptions, global financial markets (including stock market returns and interest rate changes), plan changes, settlements, curtailments, and other changes in facts and circumstances.
The adjusted non-GAAP results are identified using the term "base," for example, "base operating profit," "base net income," and "base EPS." The Company's management believes the exclusion of these items improves the period-to-period comparability and analysis of the underlying financial performance of the business. As previously disclosed, the Company modified its definition of base results to include adjustments for amortization-related expense on acquisition intangibles starting in 2022. Prior period results have been revised to conform to this presentation.
The Company uses the non-GAAP financial measure of "segment operating profit" which is synonymous with "base operating profit" to describe operating profit at a segment level. The Company believes this presentation improves comparability and analysis of segment and results.
The Company also uses the non-GAAP financial measure of "free cash flow," which it defines as cash flow from operations minus net capital expenditures. Net capital expenditures are defined as capital expenditures minus proceeds from/costs incurred in the disposition of capital assets. Free cash flow may not represent the amount of cash flow available for general discretionary use because it excludes non-discretionary expenditures, such as mandatory debt repayments and required settlements of recorded and/or contingent liabilities not reflected in cash flow from operations.
These non-GAAP financial measures are not in accordance with, nor an alternative for, generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles. Sonoco management does not, nor does it suggest that investors should, consider these non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Material limitations associated with the use of such measures include that they do not reflect all costs included in operating expenses and may not be comparable with similarly named financial measures of other companies. Furthermore, these non-GAAP financial measures are based on subjective determinations of management regarding the nature and classification of events and circumstances.

Sonoco Reports Fourth Quarter 2022 Results - Page 11
Sonoco presents these non-GAAP financial measures to provide users with information to evaluate Sonoco's operating results in a manner similar to how management evaluates business performance. To compensate for any limitations in such non-GAAP financial measures, management believes that it is useful in understanding and analyzing the results of the business to review both GAAP information and the related non-GAAP financial measures.
Sonoco uses these non-GAAP financial measures for internal planning and forecasting purposes, to evaluate its ongoing operations, and to evaluate the performance of each business unit and the performance of its executive officers. In addition, these same non-GAAP financial measures are used in determining incentive compensation for the Company's management team and in providing earnings guidance to the investing community.
Whenever Sonoco uses a non-GAAP financial measure, except with respect to base earnings per share (EPS) guidance, it provides a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure. Investors are encouraged to review and consider these reconciliations. See "Guidance" above for more information regarding the Company's guidance.

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Sonoco Reports Fourth Quarter 2022 Results - Page 12

	For the three months ended December 31, 2022
Dollars in thousands, except per share data	GAAP	Restructuring/Asset Impairments(1)	Amortization of Acquisition Intangibles(2)	Acquisition/Divestiture Related(3)	Other Adjustments(4)	Base
Operating profit	$126,918	$13,553	$20,065	$7,555	$15,739	$183,830
Non-operating pension costs	2,822	—	—	—	(2,822)	—
Interest expense, net	29,250	—	—	—	—	29,250
Income before income taxes	94,846	13,553	20,065	7,555	18,561	154,580
Provision for income taxes	1,797	3,930	4,888	2,110	20,182	32,907
Income before equity in earnings of affiliates	93,049	9,623	15,177	5,445	(1,621)	121,673
Equity in earnings of affiliates, net of tax	4,056	—	—	—	—	4,056
Net income	97,105	9,623	15,177	5,445	(1,621)	125,729
Net (income)/loss attributable to noncontrolling interests	99	(385)	—	—	—	(286)
Net income attributable to Sonoco	$97,204	$9,238	$15,177	$5,445	$(1,621)	$125,443
Per diluted common share*	$0.98	$0.09	$0.15	$0.06	$(0.02)	$1.27
*Due to rounding individual items may not sum across

	For the three months ended December 31, 2021
Dollars in thousands, except per share data	GAAP	Restructuring/Asset Impairments(5)	Amortization of Acquisition Intangibles(2)	Acquisition/Divestiture Related(3)	Other Adjustments(6)	Base
Operating profit	$104,741	$5,321	$12,302	$5,219	$9,377	$136,960
Non-operating pension costs	5,598	—	—	—	(5,598)	—
Interest expense, net	12,491	—	—	—	—	12,491
Income before income taxes	86,652	5,321	12,302	5,219	14,975	124,469
Provision for income taxes	24,112	2,710	3,047	550	(739)	29,680
Income before equity in earnings of affiliates	62,540	2,611	9,255	4,669	15,714	94,789
Equity in earnings of affiliates, net of tax	5,140	—	—	—	(1,394)	3,746
Net income	67,680	2,611	9,255	4,669	14,320	98,535
Net (income) attributable to noncontrolling interests	(2,523)	—	—	—	2,052	(471)
Net income attributable to Sonoco	$65,157	$2,611	$9,255	$4,669	$16,372	$98,064
Per diluted common share*	$0.66	$0.03	$0.09	$0.05	$0.16	$0.99
*Due to rounding individual items may not sum across

(1) The Company recognized net restructuring and asset impairment charges related to severance, asset write-offs and other restructuring activities of approximately $13,500.
(2) Beginning in 2022, the Company redefined base results to exclude amortization of intangible assets related to acquisitions.
(3) Includes costs related to potential and actual acquisitions and divestitures.
(4) Includes non-operating pension costs, changes in LIFO inventory reserves, unrealized losses related to the Company's commodity derivatives hedges of approximately $11,000, and the release of valuation allowance on foreign tax credits of approximately $14,600.
(5) The Company recognized net restructuring and asset impairment charges related to severance, asset write-offs and other restructuring activities of approximately $5,100.
(6) Other adjustments are primarily comprised of costs related to non-operating pension costs (including settlement charges), losses on the early extinguishment of debt, gains from insurance proceeds, and gains/losses from the divestiture of businesses, net of the applicable tax effect.
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Sonoco Reports Fourth Quarter 2022 Results - Page 13

	For the year ended December 31, 2022
Dollars in thousands, except per share data	GAAP	Restructuring/ Asset Impairment(1)	Amortization of Acquisition Intangibles(2)	Acquisition/Divestiture Related Costs(3)	Other Adjustments(4)	Base
Operating profit	$675,396	$56,910	$80,427	$70,210	$36,922	$919,865
Non-operating pension costs	7,073	—	—	—	(7,073)	—
Interest expense, net	97,041	—	—	—	136	97,177
Income before income taxes	571,282	56,910	80,427	70,210	43,859	822,688
Provision for income taxes	118,509	11,269	19,554	17,640	29,788	196,760
Income before equity in earnings of affiliates	452,773	45,641	60,873	52,570	14,071	625,928
Equity in earnings of affiliates, net of tax	14,207	—	—	—	—	14,207
Net Income	466,980	45,641	60,873	52,570	14,071	640,135
Less: Net (income) attributable to noncontrolling interests, net of tax	(543)	(99)	—	—	—	(642)
Net income attributable to Sonoco	466,437	45,542	60,873	52,570	14,071	639,493
Per diluted common share*	$4.72	$0.46	$0.62	$0.53	$0.14	$6.48
*Due to rounding individual items may not sum across

	For the year ended December 31, 2021
Dollars in thousands, except per share data	GAAP	Restructuring/ Asset Impairment(5)	Amortization of Acquisition Intangibles(2)	Acquisition Related Costs(6)	Other Adjustments(7)	Base
Operating profit	$486,853	$14,210	$49,419	$17,722	$(3,420)	$564,784
Non-operating pension costs	568,416	—	—	—	(568,416)	—
Interest expense, net	59,235	—	—	—	2,165	61,400
Loss from the early extinguishment of debt	20,184	—	—	—	(20,184)	—
(Loss)/Income before income taxes	$(160,982)	$14,210	$49,419	$17,722	$583,015	$503,384
(Benefit from)/Provision for income taxes	(67,430)	5,363	12,241	3,535	165,531	119,240
(Loss)/Income before equity in earnings of affiliates	$(93,552)	$8,847	$37,178	$14,187	$417,484	$384,144
Equity in earnings of affiliates, net of tax	10,841	—	—	—	(1,394)	9,447
Net (loss)/income	$(82,711)	$8,847	$37,178	$14,187	$416,090	$393,591
Less: Net (income) attributable to noncontrolling interests, net of tax	(2,766)	—	—	—	2,052	(714)
Net (loss)/ income attributable to Sonoco	$(85,477)	$8,847	$37,178	$14,187	$418,142	$392,877
Diluted weighted average common shares outstanding(8):	99,608				469	100,077
Per diluted common share*	$(0.86)	$0.09	$0.37	$0.14	$4.18	$3.93
*Due to rounding individual items may not sum across

(1) In 2022, the Company recognized net restructuring and asset impairment charges related to severance, asset write-offs and other restructuring activities of approximately $47,000. Additionally, charges of approximately $9,200 were recognized as a result of the Company’s decision to exit its operations in Russia given the ongoing Russia-Ukraine conflict.
(2) Beginning in 2022 the Company redefined base results to exclude amortization of intangible assets related to acquisitions.
(3) Consists primarily of legal and professional fees related to acquisition and divestiture transactions, whether proposed or consummated, of approximately $37,000, as well as fair value adjustments to acquisition-date inventory related to Metal Packaging of approximately $33,000.

Sonoco Reports Fourth Quarter 2022 Results - Page 14
(4) Includes non-operating pension costs, unrealized losses related to commodity hedges of approximately $8,000, change in LIFO inventory reserves of approximately $28,000, and the release of valuation allowances on foreign tax credits of approximately $13,200.
(5) In 2021, the Company recognized net restructuring and asset impairment charges related to severance, asset write-offs and other restructuring activities of approximately $9,000.
(6) Includes costs related to potential and actual acquisitions and divestitures.
(7) Includes non-operating pension expenses, which include after-tax settlement charges of $410,417 of the Sonoco Pension Plan for Inactive Participants (the " Inactive Plan") and other benefit plans in 2021.
(8) Due to the magnitude of certain expenses considered by management to be non-base, the Company reported a 2021 GAAP net loss attributable to Sonoco. In instances where a company incurs a net loss, including potential common shares in the denominator of a diluted earnings per-share computation will have an antidilutive effect on the per-share loss. GAAP therefore requires the exclusion of any unexercised share awards or other like instruments for purposes of calculating weighted average shares outstanding. Accordingly, the Company did not include any unexercised share awards or other like instruments in calculating weighted average shares outstanding for GAAP purposes in the table above, which resulted in basic weighted average common shares outstanding and diluted weighted average common shares outstanding being the same. However, the Company also presents base net income attributable to Sonoco, which excludes the net non-base items. In order to maintain consistency and comparability of base diluted earnings per share, dilutive unexercised share awards were included in the calculation to the same extent they would have been had GAAP net income attributable to Sonoco been equal to base net income attributable to Sonoco.

	Year Ended
FREE CASH FLOW	December 31, 2022	December 31, 2021*

Net cash provided by operating activities	$509,049	$298,672
Purchase of property, plant and equipment, net	(319,148)	(242,853)
Free Cash Flow	$189,901	$55,819

*Excluding the net $124 million pension contributions made to fund the Sonoco Pension Plan for Inactive Participants in advance of the pension liability settlements, free cash flow would have been $180 million.

	Year Ended
	Estimated Low End	Estimated High End
FREE CASH FLOW	December 31, 2023	December 31, 2023
Net cash provided by operating activities	$925,000	$975,000
Purchase of property, plant and equipment, net	(375,000)	(325,000)
Free Cash Flow	$550,000	$650,000

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